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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of American Radio Systems Corporation on Form S-4 of our report dated March 8, 1996 (August 1, 1996 as to Note 8), related to the consolidated financial statements of BayCom Partners, L.P. (a limited partnership) and consolidated entities as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, appearing in the Current Report on Form 8-K/A of American Radio Systems Corporation filed on September 16, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Birmingham, Alabama
April 25, 1997